Exhibit 99.1

Washington Banking Announces Commencement of

$30 Million Public Offering of Common Stock

OAK HARBOR, Wash., Nov. 23, 2009 (GLOBE NEWSWIRE) — Washington Banking Company (Nasdaq:WBCO), the holding company for Whidbey Island Bank, today announced it has commenced an underwritten public offering of $30 million of its common stock. The net proceeds from the offering will qualify as both tangible common equity and regulatory Tier 1 capital and will be used for general corporate purposes, which may include capital to support growth and acquisition opportunities and to position the Company for the eventual redemption of preferred stock issued to the U.S. Treasury under the TARP Capital Purchase Program.

RBC Capital Markets Corporation is the sole book-running manager. Fig Partners, LLC, McAdams Wright Ragen, Inc. and Wunderlich Securities are co-managers.

The Company intends to grant the underwriters a 30-day option to purchase up to an additional 15 percent of the shares offered to cover over-allotments, if any. The shares will be issued pursuant to a prospectus supplement to the prospectus filed as a part of the Company’s effective shelf-registration statement on Form S-3 (File No. 333-161738).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Offers may be made only by means of a prospectus and a related prospectus supplement. Copies of a prospectus with respect to this offering may be obtained from RBC Capital Markets Corporation, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281-8098, Attention: Equity Syndicate, (212) 428-6670.

ABOUT WASHINGTON BANKING COMPANY

Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 18 full-service branches located in five counties in Northwestern Washington.

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about our ability to raise common capital, the amount of capital we intend to raise and our intended use of that capital. Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, negative reaction to our public offering, unfavorable pricing of the offering and deterioration in the economy or our loan portfolio that could alter our intended use of the capital.

www.wibank.com

CONTACT: Washington Banking Company

Jack Wagner, President & CEO

Rick A. Shields, EVP & Chief Financial Officer

360.679.3121